Exhibit 5.2

February 9, 2015

Foundation Healthcare, Inc.

14000 N. Portland Avenue, Ste. 200

Oklahoma City, Oklahoma 73134

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-197219) pursuant to the Securities Act of 1933, as amended, relating to the registration of the offering by Foundation Healthcare, Inc., an Oklahoma corporation (the “Company”) of up to 3,450,000 units (the “Units”), with each Unit consisting of one share of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) and one warrant to purchase half of one share of Common Stock (the “Warrants”). The Units are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the laws of the State of New York.

Based on the foregoing, we are of the opinion that upon issuance and delivery of the Units against payment therefor in accordance with the terms of the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company.

The opinion expressed above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Warrants to the extent it relates to the choice of forum for resolving disputes.

Foundation Healthcare, Inc.

February 9, 2015

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP